Exhibit 10.59
Acknowledgement
As you know, on February 23, 2007, the Board of Directors elected you to the office of Executive Vice President and General Counsel. Since your current Employment Agreement makes reference to your previous title, this Acknowledgement confirms that any references to your previous title and related duties and responsibilities are replaced by references to your current title — Executive Vice President and General Counsel — and the duties and responsibilities associated with such new title.
Except as modified by this Acknowledgement, the terms of your Employment Agreement remain unchanged. Please acknowledge your agreement to these terms by signing the enclosed copy of this letter.

Sincerely,

/s/ Andrew Goodman

Andrew Goodman Executive Vice President,
Worldwide Human Resources
Agreed to and accepted by:

/s/ Amy Fliegelman Olli Amy Fliegelman Olli